As filed with the Securities and Exchange Commission on April 25, 2013

Registration No. 333-186960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	3760	52-1893632
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Piper

Vice President and Associate General Counsel

6801 Rockledge Drive

Bethesda, Maryland 20817

Telephone: (301) 897-6000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to: Glenn C. Campbell Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 Telephone: (410) 659-2700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
4.07% Notes due 2042, Series B	$1,336,384,000	100%	$1,336,384,000	$182,282.78(2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.
(2)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 25, 2013

LOCKHEED MARTIN CORPORATION

Offer to Exchange up to $1,336,384,000 Principal Amount of 4.07% Notes due 2042,

Series B (CUSIP No. 539830 BB4)

that have been registered under the Securities Act of 1933

for

any and all outstanding 4.07% Notes due 2042

(CUSIP Nos. 539830 BA6 and U5400E AC5)

that have not been registered under the Securities Act of 1933

The Exchange Offer

•

Lockheed Martin Corporation will exchange all of its 4.07% Notes due 2042 (CUSIP Nos. 539830 BA6 and U5400E AC5), which we refer to as the old notes, that are validly tendered and not validly withdrawn for an equal amount of 4.07% Notes due 2042, Series B (CUSIP No. 539830 BB4), which we refer to as the new notes, that are freely tradable in integral multiples of $1,000.

•

We issued the outstanding old notes on December 14, 2012, in a transaction not requiring registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We are offering you new notes in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with that transaction.

•	The exchange offer will expire at 11:59 p.m., New York City time, on , 2013, unless extended by us.

•

All old notes validly tendered and not validly withdrawn pursuant to the exchange offer will be exchanged. For each old note validly tendered and not validly withdrawn pursuant to the exchange offer, the holder will receive a new note having a principal amount equal to that of the tendered old note.

•	Tenders of old notes may be withdrawn at any time before the expiration date of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of the old notes for the new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

The New Notes

•

The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and certain related additional interest provisions applying to the old notes do not apply to the new notes.

•

The new notes will mature on December 15, 2042. The new notes will bear interest at the rate of 4.07% per annum. We will pay interest on the new notes on June 15 and December 15 of each year, beginning June 15, 2013.

•

The new notes will be our general unsecured obligations and will rank equally in right of payment with our other current and future unsecured and unsubordinated debt. See “Description of the New Notes—Ranking.”

•	The new notes will be redeemable at the redemption price described under “Description of the New Notes—Optional Redemption.”

•	The new notes will not be listed on any national securities exchange or automated dealer quotation system and currently, there is no established public trading market for the new notes.

For a discussion of factors you should consider before you decide to participate in the exchange offer, see “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date of such prospectus or incorporated documents, regardless of the date you receive them.

Notice to Holders Outside the United States

This prospectus is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in Member States of the European Economic Area. This prospectus does not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange the old notes and/or the new notes, as applicable, in any circumstances in which such offer or solicitation is unlawful. Each holder of old notes tendering for new notes will be deemed to have represented, warranted and agreed that, if it is a person resident in a Member State of the European Economic Area, it is a “qualified investor” for the purposes of Article 2(1)(e) of Directive 2003/71/EC as amended by Directive 2010/73/EU.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

In connection with the securities offered by this prospectus, we filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission, or SEC. This prospectus, filed as part of the registration statement, does not contain all the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to the notes and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other documents are not necessarily complete, and you should refer to a copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules and regulations promulgated thereunder, and accordingly file periodic reports, proxy and information statements and other information with the SEC. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings also are available free of charge from our website at www.lockheedmartin.com. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The following documents we filed with the SEC are incorporated into this prospectus by reference:

(1) our Annual Report on Form 10-K for the year ended December 31, 2012, including information specifically incorporated by reference into the Form 10-K from our definitive Proxy Statement for our 2013 Annual Meeting of Stockholders;

(2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

(3) our Current Reports on Form 8-K filed on January 28, 2013, February 12, 2013, February 26, 2013 and March 19, 2013.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference into this prospectus. Information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC prior to the termination of the offering will automatically update and supersede information in this prospectus and in our other filings with the SEC. Information we elect to furnish to but not file with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute part of this prospectus.

We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Corporate Secretary

Telephone: (301) 897-6000

If you would like to request documents, in order to ensure timely delivery you must do so at least five business days before the expiration of the exchange offer period, initially scheduled for 11:59 p.m., New York City time, on              , 2013. This means you must request this information no later than             , 2013.

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SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the new notes and the exchange offer. As used in this prospectus, unless otherwise indicated, “Lockheed Martin,” “the company,” “we,” “our” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate to the context.

Lockheed Martin Corporation

We are a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems and products. We also provide a broad range of management, engineering, technical, scientific, logistic and information services. We serve both domestic and international customers with products and services that have defense, civil and commercial applications, with our principal customers being agencies of the U.S. Government. Our main areas of focus are in defense, space, intelligence, homeland security and information technology, including cyber security.

We are a Maryland corporation and were formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817-1877. Our telephone number is (301) 897-6000. Our website home page on the Internet is www.lockheedmartin.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

In 2012, 82% of our $47.2 billion in net sales were made to the U.S. Government, either as a prime contractor or as a subcontractor (including 61% from the Department of Defense), 17% were from international customers (including foreign military sales (FMS) contracted through the U.S. Government) and 1% were from U.S. commercial and other customers. Each of our business segments is heavily dependent on sales to the U.S. Government.

Business Segments

We organize our business segments based on the nature of the products and services offered. Effective December 31, 2012, we operate in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. This structure reflects the reorganization of our former Electronic Systems business segment into the new MFC and MST business segments in order to streamline our operations and enhance customer alignment. In connection with this reorganization, management layers at our former Electronic Systems business segment and our former Global Training and Logistics (GTL) business were eliminated, and the former GTL business was split between the two new business segments. In addition, our operating results for Sandia Corporation, which manages the Sandia National Laboratories for the U.S. Department of Energy, and our equity interest in the U.K. Atomic Weapons Establishment joint venture were transferred from our former Electronic Systems business segment to our Space Systems business segment.

Aeronautics

In 2012, our Aeronautics business segment generated net sales of $15.0 billion, which represented 31% of our total consolidated net sales. Aeronautics’ customers include the military services and various other government agencies of the U.S. and allied countries. In 2012, U.S. Government customers accounted for 78% and international customers accounted for 22% of Aeronautics’ net sales. Net sales from Aeronautics’ combat aircraft products and services represented 21% of our consolidated net sales in 2012 and 20% of our total consolidated net sales in each of 2011 and 2010.

Aeronautics is engaged in the research, design, development, manufacture, integration, sustainment, support, and upgrade of advanced military aircraft, including combat and air mobility aircraft, unmanned air vehicles, and related technologies. Aeronautics’ major programs include:

•	F-35 Lightning II Joint Strike Fighter – international multi-role, fifth generation stealth fighter.

•	F-22 Raptor – air dominance and multi-mission fifth generation stealth fighter.

•	F-16 Fighting Falcon – low-cost, combat-proven, international multi-role fighter.

•	C-130 Hercules – international tactical airlifter.

•	C-5M Super Galaxy – strategic airlifter.

In addition to the above aircraft programs, Aeronautics is involved in advanced development programs incorporating innovative design and rapid prototype applications. Our Advanced Development Programs organization, also known as the Skunk Works®, is focused on future systems, including unmanned aerial systems and next generation capabilities for advanced strike, intelligence, surveillance, reconnaissance, situational awareness and air mobility. We continue to explore technology advancement and insertion in our existing aircraft. We also are involved in numerous network-enabled activities that allow separate systems to work together to increase effectiveness, and continue to invest in new technologies to maintain and enhance competitiveness in military aircraft design, development and production.

Information Systems & Global Solutions

In 2012, our IS&GS business segment generated net sales of $8.8 billion, which represented 19% of our total consolidated net sales. IS&GS’ customers include the various government agencies of the U.S. and allied countries around the world and military services, as well as commercial and other customers. In 2012, U.S. Government customers accounted for 95%, international customers accounted for 4% and U.S. commercial and other customers accounted for 1% of IS&GS’ net sales. IS&GS has been impacted by the continuing downturn in the federal information technology budgets and the impact of the continuing resolution that was effective on October 1, 2012, the start of the U.S. Government’s fiscal year.

IS&GS provides management services, integrated information technology solutions, and advanced technology systems and expertise across a broad spectrum of applications for civil, defense, intelligence and other government customers. IS&GS supports the needs of customers in cyber-security, health care, energy and environmental protection management, transportation, space exploration, human capital planning, financial services, data protection and sharing and biometrics. IS&GS provides network-enabled situational awareness, delivers communications and command and control capability through complex mission solutions for defense applications and integrates complex global systems to help our customers gather, analyze and securely distribute critical intelligence data. IS&GS is also responsible for various classified systems and services in support of vital national security systems. While IS&GS has a portfolio of many smaller contracts as compared to our other business segments, this business segment’s major programs include:

•	The Command, Control, Battle Management, and Communications (C2BMC) contract, a program to increase the integration of the Ballistic Missile Defense System for the U.S. Government.

•

The En-Route Automation Modernization (ERAM) contract, which is a program to replace the Federal Aviation Administration’s infrastructure with a modern automation environment that includes new functions and capabilities.

•	The Hanford Mission Support contract, which provides infrastructure and site support services to the Department of Energy.

•

The National Science Foundation’s U.S. Antarctic Support program, which manages sites and equipment to enable universities, research institutions, and federal agencies to conduct scientific research in the Antarctic.

Missiles and Fire Control

In 2012, our MFC business segment generated net sales of $7.5 billion, which represented 16% of our total consolidated net sales. MFC’s customers include the military services, principally the U.S. Army, and various government agencies of the U.S. and allied countries, as well as commercial and other customers. In 2012, U.S. Government customers accounted for 70% and international customers accounted for 30% of MFC’s net sales.

MFC provides air and missile defense systems; tactical missiles and air-to-ground precision strike weapon systems; fire control systems; mission operations support, readiness, engineering support, and integration services; logistics and other technical services; and manned and unmanned ground vehicles. MFC’s major programs include:

•

The Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD) air and missile defense programs. PAC-3 is an advanced defensive missile for the U.S. Army and international customers designed to intercept and eliminate incoming airborne threats using kinetic energy. THAAD is a transportable defensive missile system for the U.S. Government and international customers designed to engage targets both within and outside of the Earth’s atmosphere.

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The Multiple Launch Rocket System (MLRS), Hellfire, Javelin, and Joint Air-to-Surface Standoff Missile (JASSM) tactical missile programs. MLRS is a highly mobile, automatic system that fires surface-to-surface rockets and missiles from the M270 and High Mobility Artillery Rocket System platforms produced for the U.S. Army and international customers. Hellfire is an air-to-ground missile used on rotary and fixed-wing aircraft, which is produced for the U.S. Army, Navy, Marine Corps and international customers. Javelin is a shoulder-fired anti-armor rocket system, which is produced for the U.S. Army, Marine Corps, and international customers. JASSM is an air-to-ground missile launched from fixed-wing aircraft, which is produced for the U.S. Air Force and international customers.

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The Apache, Sniper®, and Low Altitude Navigation and Targeting Infrared for Night (LANTIRN®) fire control systems programs. The Apache fire control system provides weapons targeting capability for the Apache helicopter for the U.S. Army and international customers. Sniper® is a targeting system for fixed-wing aircraft, and LANTIRN® is a combined navigation and targeting system for fixed-wing aircraft. Both Sniper® and LANTIRN® are produced for the U.S. Air Force and international customers.

•	The Special Operations Forces Contractor Logistics Support Services program, which provides logistics support services to the special operations forces of the U.S. military.

Mission Systems and Training

In 2012, our MST business segment generated net sales of $7.6 billion, which represented 16% of our total consolidated net sales. MST’s customers include the military services, principally the U.S. Navy, and various government agencies of the U.S. and allied countries, as well as commercial and other customers. In 2012, U.S. Government customers accounted for 75%, international customers accounted for 24% and U.S. commercial and other customers accounted for 1% of MST’s net sales.

MST provides surface ship and submarine combat systems; sea- and land-based missile defense systems; radar systems; mission systems, and sensors for rotary and fixed-wing aircraft; littoral combat ships; simulation and training services; unmanned technologies and platforms; ship systems integration; and military and commercial training systems. MST’s major programs include:

•	The Aegis Combat System, which is a fleet ballistic missile defense system for the U.S. Navy and international customers and is also a sea-based element of the U.S. missile defense system.

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The MK-41 Vertical Launching System (VLS) is a shipborne missile canister launching system that provides for rapid fire launch capability, which is produced for the U.S Navy and international customers.

•	The TPQ-53 Radar System is a sensor that quickly locates and neutralizes mortar and rocket threats, which is produced for the U.S. Army and international customers.

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MH-60 mission systems and sensors, including the digital cockpit and weapons, which MST provides for the MH-60 maritime helicopter produced for the U.S. Navy and the Royal Australian Navy, and was selected by the Danish government in December 2012.

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The Littoral Combat Ship (LCS), which is a surface combatant for the U.S. Navy designed to operate in shallow waters. We delivered our second LCS vessel, the USS Fort Worth, to the U.S. Navy in 2012. Construction is progressing on our third and fourth LCS vessels, the Milwaukee and the Detroit, which are scheduled for completion in 2014 and 2015.

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The Persistent Threat Detection System (PTDS), which is a lighter-than-air continuous communications and persistent surveillance system produced for the U.S. Army. Deliveries on the PTDS program completed in 2012.

Space Systems

In 2012, our Space Systems business segment generated net sales of $8.3 billion, which represented 18% of our total consolidated net sales. Space Systems’ customers include various government agencies of the U.S. and commercial customers. In 2012, U.S. Government customers accounted for 95%, international customers accounted for 4% and U.S. commercial and other customers accounted for 1% of Space Systems’ net sales. Net sales from Space Systems’ satellite products and services represented 12% of our total consolidated net sales in 2012 and 2011, and 13% in 2010.

Space Systems is engaged in the research and development, design, engineering, and production of satellites, strategic and defensive missile systems, and space transportation systems. Space Systems is also responsible for various classified systems and services in support of vital national security systems. Space Systems’ major programs include:

•	The Space-Based Infrared System (SBIRS) program, which provides the U.S. Air Force with enhanced worldwide missile launch detection and tracking capabilities.

•	The Advanced Extremely High Frequency (AEHF) system, which is the next generation of highly secure communications satellites for the U.S. Air Force.

•	The Mobile User Objective System (MUOS), which is a next-generation narrow band satellite communication system for the U.S. Navy.

•	Global Positioning System (GPS) III, which is a program to modernize the GPS satellite system for the U.S. Air Force.

•	Geostationary Operational Environmental Satellite R-Series (GOES-R) is NOAA’s next generation of meteorological satellites.

•	The Trident II D5 Fleet Ballistic Missile, which is a program with the U.S. Navy for the only current submarine-launched intercontinental ballistic missile in production in the U.S.

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The Orion Multi-Purpose Crew Vehicle (Orion) program, an advanced crew capsule for the National Aeronautics and Space Administration (NASA) utilizing new technology for human exploration beyond low earth orbit that replaces the Space Shuttle.

Operating results for our Space Systems business segment include our equity interests in United Launch Alliance, which provides expendable launch services for the U. S. Government, United Space Alliance, which provided processing activities for the Space Shuttle program and is winding down following the completion of the last Space Shuttle mission in 2011, and a joint venture that manages the U.K.’s Atomic Weapons Establishment program. Additionally, operating results for Space Systems include Sandia Corporation, which manages and operates Sandia National Laboratories for the U.S. Department of Energy.

The Exchange Offer

On December 14, 2012, Lockheed Martin Corporation issued $1,336,384,000 aggregate principal amount of its 4.07% notes due 2042, or the old notes, in a transaction exempt from registration under the Securities Act. In connection with this transaction, we entered into a registration rights agreement pursuant to which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes, which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered	Up to $1,336,384,000 aggregate principal amount of our 4.07% Notes due 2042, Series B, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, exchange offer provisions and certain related additional interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer	We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into in connection with the issuance of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer.” The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 11:59 p.m., New York City time, on , 2013, unless we extend it. We refer to this date and time as the expiration date. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes” and “—Withdrawal of Tenders of Old Notes” for a more complete description of the tender and withdrawal period.

Settlement	Settlement of the exchange offer will occur promptly following the expiration of the exchange offer.

Absence of Dissenters’ Rights	Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. See “The Exchange Offer—Absence of Dissenters’ Rights.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer, except for the recognition of certain fees and expenses incurred in connection with the exchange offer. See “The Exchange Offer—Accounting Treatment.”
U.S. Federal Income Tax Considerations	Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “U.S. Federal Income Tax Considerations” for a summary of United States federal income tax consequences associated with the exchange of old notes for new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Global Bondholder Services Corporation is acting as exchange agent for the exchange offer. The address and telephone number of the exchange agent for the exchange offer are set forth in the section titled “The Exchange Offer—Exchange Agent.”

Shelf Registration	If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of holders of the notes under certain circumstances, we will be required to file, and use commercially reasonable efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of the notes. See “Description of the New Notes—Registration Rights.”

Consequences of Your Failure to Exchange Your Old Notes	Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act (except as discussed in the next sentence). Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding, except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes. See “Description of the New Notes—Registration Rights.”

Consequences of Exchanging Your Old Notes; Who May Participate in the Exchange Offer	We believe that you will be allowed to resell the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating in and do not intend to participate in a distribution of the new notes;

•	you have no arrangement or understanding with any person, including us or any of our affiliates, to participate in a distribution of the new notes;

•	you are not one of our “affiliates,” as defined in Rule 405 under the Securities Act; and

•

if you are a broker-dealer, you acquired the old notes as a result of market-making activities or other trading activities and not directly from us for your own account in the initial offering of the old notes.

If any of these conditions are not satisfied, you will not be eligible to participate in the exchange offer, you should not rely on the position of the staff of the SEC enunciated in a series of no-action letters issued to third parties in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you may be a statutory underwriter and will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Conditions of the Exchange Offer	Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if in our reasonable judgment:

•	the exchange offer would violate applicable law;

•

any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer or, in any such action or proceeding, any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes. The term “notes” includes the old notes and the new notes.

Issuer	Lockheed Martin Corporation.

Securities	Up to $1,336,384,000 aggregate principal amount of 4.07% Notes due 2042, Series B.

Maturity Date	December 15, 2042.

Interest Rate	4.07% per annum.

Interest Payment Dates	Semiannually on June 15 and December 15 of each year. Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor.

Ranking	The new notes will be our general unsecured obligations and will rank equally in right of payment with our other current and future unsecured and unsubordinated debt, but effectively will be junior to any current and future secured debt to the extent of the assets securing that debt. The new notes also effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries to the extent of our subsidiaries’ assets.

Optional Redemption	We may redeem the new notes at any time at our option, in whole or in part, at the redemption price described under “Description of the New Notes — Optional Redemption.”

Covenants	The indenture governing the new notes contains covenants comparable to those applicable to the old notes restricting our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale/leaseback transactions; and

•	merge or consolidate with another entity, or sell substantially all of our assets to another person.

See “Description of the New Notes—Certain Covenants.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of the New Notes—Events of Default.”

Listing	We do not intend to list the new notes on any securities exchange. Accordingly, we cannot provide assurance that a liquid market for the new notes will develop or be sustained.

Governing Law	The new notes and the indenture will be governed by, and construed in accordance with, the laws of the State of Maryland.

Book-Entry Depository	The Depository Trust Company (“DTC”)

Trustee	U.S. Bank National Association

Additional Issues	We may from time to time, without giving notice to or seeking the consent of the holders of the new notes, issue an unlimited principal amount of additional notes having the same ranking and the same interest rate, maturity and other terms as the new notes, except for the initial offering price, the initial interest accrual date and, if applicable, the initial interest payment date. Any additional notes having such similar terms, together with the new notes, will constitute a single series of securities under the indenture. Any of these additional notes may be issued by us for less consideration than we will receive for new notes in the exchange offer.

Risk Factors	You should read “Risk Factors” for important information regarding the new notes and us.

RISK FACTORS

You should consider carefully the following risks relating to the exchange offer, the old notes and the new notes, together with the risks and uncertainties discussed under “Forward Looking Information” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as such risk factors may be updated from time to time in our Quarterly Reports on Form 10-Q, before tendering your old notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in or incorporated by reference into this prospectus will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the new notes, could decline, and you might lose all or part of your investment.

Risks Relating to the Exchange Offer

An active trading market for the notes may not develop, which could make it difficult to resell your notes at their fair market value or at all.

The new notes are new securities for which there currently is no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. Accordingly, no market for the new notes may develop, and any market that develops may not be sustained. To the extent that an active trading market does not develop or is not sustained, you may not be able to resell your new notes at their fair market value or at all.

If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them, which could reduce their value.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking information. Forward-looking information may be identified by words like “may,” “believe,” “expect,” “plan,” “anticipate,” “estimate” and other similar expressions. Forward-looking information involves risks and uncertainties and reflects our best judgment based on then current information. Our financial condition, results of operations and cash flows can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and our results of operations may vary materially. While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks described in “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2012.

We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events or for any other reason. You should review any additional disclosures we make regarding forward-looking information in our Forms 10-K, 10-Q and 8-K filed with the SEC, which are incorporated into this prospectus by reference.

RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings from continuing operations to fixed charges for the periods shown.

	Quarter Ended	Fiscal Year
	March 31, 2013	2012	2011	2010	2009	2008
Ratio of earnings from continuing operations to fixed charges	11.0	10.5	9.5	10.4	12.4	12.9

For purposes of calculating the above ratios of earnings to fixed charges, earnings consists of our consolidated pretax earnings from continuing operations, adjusted to add back fixed charges and to eliminate undistributed earnings and losses we recognized for companies in which we have an ownership interest accounted for using the equity method (typically an ownership interest of 20% but less than or equal to 50%). Fixed charges include interest expense related to our indebtedness, amortization of debt discounts or premiums, interest capitalized, and an interest factor attributable to rents.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer, new notes in the same principal amount as your old notes. Old notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

THE EXCHANGE OFFER

Background and Purpose of the Exchange Offer

We issued the old notes on December 14, 2012 in an exchange offer that was completed on December 14, 2012. The old notes and cash were issued in exchange for a portion of our outstanding debt securities. The old notes were issued in a private placement without registration under the Securities Act in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act, or, outside the United States, in compliance with Regulation S under the Securities Act.

In connection with the issuance of the old notes, we entered into a registration rights agreement dated December 14, 2012. Pursuant to the registration rights agreement, we agreed, among other things, to:

•

file, not later than 270 days after December 14, 2012 (or if such 270th day is not a business day, the next succeeding business day), a registration statement with the SEC with respect to a registered offer to exchange the old notes for substantially identical notes that will not contain transfer restrictions and will be registered under the Securities Act; and

•

use commercially reasonable efforts to cause the registration statement to be declared effective within 330 days after December 14, 2012 (or if such 330th day is not a business day, the next succeeding business day).

The registration rights agreement provides that, upon the effectiveness of this registration statement, we will use commercially reasonable efforts to commence promptly the exchange offer and complete the exchange offer not later than 360 days after December 14, 2012 (or if such 360th day is not a business day, the next succeeding business day). We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes.

Promptly after the expiration of the exchange offer, we agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement, of which this prospectus is a part, is intended to satisfy some of our obligations under the registration rights agreement.

The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “—Proper Execution and Delivery of the Letter of Transmittal.” However, if you intend to participate in a distribution of the new notes, are a broker-dealer that acquired the old notes directly from us for your own account in the initial offering of the old notes and not as a result of market-making activities or other trading activities or are an “affiliate” of us as defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes. See “Description of the New Notes—Registration Rights.”

A broker-dealer that has acquired old notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the consummation of the exchange offer. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Terms of the Exchange Offer

Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

At settlement, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes;

•

except in certain limited circumstances, holders of the new notes will not be entitled to any further registration rights under the registration rights agreement or to the benefit of the additional interest provisions of the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they will replace, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $1,336,384,000 in aggregate principal amount of the old notes is outstanding, registered in the names and denominations as set forth in the security register for the old notes. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer, and all holders of old notes may tender their old notes.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 4.07% per year.

If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” means 11:59 p.m., New York City time, on                     , 2013, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

Subject to applicable law, we reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offer;

•	terminate the exchange offer if a condition to our obligation to exchange old notes for new notes is not satisfied or waived on or prior to the expiration date; and

•	amend the exchange offer.

If the exchange offer is amended in a manner that we determine constitutes a material change, including the waiver of a material condition, we will extend the exchange offer to the extent necessary to provide that at least five business days remain in the exchange offer following notice of the material change. Any change in the consideration offered to holders of old notes pursuant to the exchange offer will be paid to all holders whose old notes have been previously tendered and not validly withdrawn.

We will promptly announce any extension, amendment or termination of the exchange offer by issuing a press release describing the extension, amendment or termination and disclosing the aggregate principal amount of old notes tendered, if any, to the date of the press release. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement

We will deliver the new notes with respect to the exchange offer promptly following the expiration of the exchange offer. We will not be obligated to deliver new notes unless the exchange offer is consummated.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if in our reasonable judgment:

•	the exchange offer would violate applicable law;

•

any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or, in any such action or proceeding, any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

•	terminate the exchange offer and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders’ right to withdraw the tender of the old notes; or

•

waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. See “—Procedures for Tendering Old Notes,” “—Proper Execution and Delivery of the Letter of Transmittal” and “—Book-Entry Delivery Procedures for

Tendering Old Notes Held with DTC” for a description of the requirements for properly tendering old notes. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver, and we will extend the exchange offer to the extent necessary to provide that at least five business days remain in the exchange offer following notice of the material change.

All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

If we fail to (i) consummate the exchange offer within the time period contemplated by the registration rights agreement or (ii) file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the notes. See “Description of the New Notes—Registration Rights.”

Consequences of Failure to Exchange

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•

inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act;

•	outside the United States in compliance with Rule 904 under the Securities Act;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request; or

•	pursuant to an effective registration statement under the Securities Act.

See “Risk Factors—Risks Relating to the Exchange Offer—If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them, which could reduce their value.” Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The participation in the exchange offer by a tendering holder of the old notes will constitute the agreement by that holder to deliver good and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes.

Absence of Dissenters’ Rights

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Procedures for Tendering Old Notes

In order to meet the deadlines set forth in this prospectus, custodians and clearing systems may require you to act on a date prior to the expiration date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

If you wish to participate in the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the exchange offer, you must either:

•

complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your old notes specified in the letter of transmittal, to the exchange agent at the address listed in the letter of transmittal, for receipt on or prior to the expiration date;

•	comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the expiration date; or

•

if you are a beneficial owner that holds old notes through Euroclear or Clearstream and wish to tender your old notes, contact Euroclear or Clearstream directly to ascertain their procedure for tendering old notes and comply with such procedure.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date at its address listed in the letter of transmittal. Old notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the exchange agent.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or prior to the expiration date. We have not provided guaranteed delivery procedures in conjunction with the exchange offer or under this prospectus.

Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

Proper Execution and Delivery of the Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your old notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date to allow sufficient time to ensure timely delivery.

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal:

•

are tendered by a registered holder of the old notes who has not completed either of the boxes titled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	are tendered for the account of an eligible institution.

An “eligible institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of old notes tendered thereby, the signatures must correspond with the names as written on the face of the old notes without any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the tendering holder, certificates for those old notes must be endorsed or accompanied by an appropriate separate bond power, in either case signed exactly as the name of the registered owner appears on the certificates for the old notes, with the signatures on the certificates or instruments of separate bond power guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed in the letter of transmittal, certificates for those old notes must be properly endorsed or accompanied by a properly completed appropriate bond power, signed by the holder exactly as the holder’s name appears on the certificates for the old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, old notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be tendered properly or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes. However, to the extent we waive a condition of the tender offer with respect to one tender of old notes, we will waive that condition for all tenders of old notes. Our interpretation of the terms and conditions of the exchange offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with these matters.

Pursuant to the letter of transmittal or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, with full power of substitution, among other things, to deliver the tendered old notes to us and cause ownership of the old notes to be transferred to us. By executing the letter of transmittal, you make the representations, warranties and acknowledgments set forth below to us. By executing the letter of transmittal, you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

By tendering, each holder represents, warrants and acknowledges to us, among other things:

•	that the holder has full power and authority to tender, exchange, assign, and transfer the old notes tendered;

•

that we will acquire good and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

•	that the holder is acquiring the new notes in the ordinary course of its business;

•

that the holder has no arrangement or understanding with any person, including us or any of our affiliates, to participate and is not engaged and does not intend to engage in the distribution of the new notes;

•	that the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us;

•

if the holder is a broker-dealer, the holder acquired the old notes as a result of market-making activities or other trading activities and not directly from us for its own account in the initial offering of the old notes; and

•

that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

If you are a broker-dealer that acquired the old notes directly from us for your own account in the initial offering of the old notes and not as a result of market-making activities or other trading activities or you cannot otherwise make any of the representations set forth above, you will not be eligible to participate in the exchange offer, you should not rely on the position of the staff of the SEC enunciated in a series of no-action letters issued to third parties in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

Participation in the exchange offer is voluntary. You are encouraged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

The old notes held in book-entry form through the facilities of DTC may only be tendered by book-entry transfer to the exchange agent’s account at DTC. If you wish to tender old notes held on your behalf by a nominee that is a direct or indirect participant in DTC, you must:

•	inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

•	instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date.

Any financial institution that is a direct or indirect participant in DTC, including Euroclear and Clearstream, must tender old notes that are held through DTC by effecting a book-entry transfer of old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express and unconditional acknowledgement from an organization that participates in DTC, which we refer to as a “participant,” tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Withdrawal of Tenders of Old Notes

You may withdraw your tender of old notes at any time on or before the expiration date.

To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged;

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes.

The signature on any notice of withdrawal must be guaranteed by an eligible institution, unless the old notes have been tendered by a registered holder of the old notes who has not completed either of the boxes titled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or have been tendered for the account of an eligible institution.

We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time on or before the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made promptly following the expiration of the exchange offer. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we have given written notice or oral notice (immediately confirmed in writing) of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders; or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Additional Obligations

In the registration rights agreement, we agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders thereof if:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine that we are not permitted to effect the exchange offer;

•	for any other reason, the exchange offer is not completed within 360 days after December 14, 2012 (or if such 360th day is not a business day, the next succeeding business day);

•

any holder of old notes notifies us prior to the day that is 20 days following the completion of the exchange offer that it was prohibited by law or SEC policy from participating in the exchange offer (other than due solely to the status of such holder as an affiliate of ours); or

•

in the case of any holder of old notes that participates in the exchange offer, such holder does not receive freely tradable new notes in the exchange for tendered old notes, other than by reason of such holder being an affiliate of ours (it being understood that the requirement that exchanging broker-dealers comply with the prospectus delivery requirements described above shall not result in their new notes being considered not freely tradable).

In such an event, we would be under a continuing obligation, for a period of up to two years after the consummation of the exchange offer, to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.

Exchange Agent

We have appointed Global Bondholder Services Corporation, as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at the following addresses:

By Mail:	By Hand and Overnight Courier:

65 Broadway—Suite 404	65 Broadway—Suite 404
New York, NY 10006	New York, NY 10006

By Facsimile (for eligible institutions only):	Confirm by Telephone:
(212) 430-3775	(212) 430-3774
(866) 795-2200 (toll free)

Fees and Expenses

We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

We will pay all transfer taxes, if any, applicable to the exchange of old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer, except for the recognition of certain fees and expenses incurred in connection with the exchange offer as stated under “—Fees and Expenses.”

DESCRIPTION OF THE NEW NOTES

Provided below is a description of the material terms of the new notes. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (as defined below), including the definitions of terms in the indenture. When used in this section, the terms the “company,” “we,” “our” and “us” refer solely to Lockheed Martin Corporation and not to our consolidated subsidiaries.

General

We will issue the new notes under the indenture dated December 14, 2012 between us and U.S. Bank National Association, as trustee, which we refer to as the indenture. The new notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt. The indenture does not limit the amount of notes that we may issue thereunder, nor does it limit our ability to incur additional indebtedness. The new notes will vote and consent together with the old notes of the series for which they are exchanged on all matters on which holders of such old notes or new notes are entitled to vote and consent. The statements in this prospectus concerning the notes and the indenture are not complete, and you should refer to the provisions in the indenture which are controlling. Copies of the indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.”

Principal Amount

There is $1,336,384,000 in principal amount of old notes outstanding and a like aggregate principal amount of new notes available for issuance in exchange therefor.

Maturity

The new notes will mature on December 15, 2042.

Interest Rate

The new notes will bear interest at a rate of 4.07% per annum. Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor. We will pay interest on the new notes semiannually in arrears on June 15 and December 15 to the registered holders of the new notes as of the close of business on the immediately preceding June 1 and December 1, respectively, whether or not such day is a business day. The first interest payment date will be June 15, 2013. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on the original due date. No additional interest will accrue as a result of a delayed payment in this case. A business day is defined in the indenture as each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions, at the place where any specified act pursuant to the indenture is to occur, are authorized or obligated by law to close.

Ranking

The new notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt. The new notes are not guaranteed by any of our subsidiaries. The new notes effectively will be subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries to the extent of our subsidiaries’ assets. The covenants in the indenture will not afford the holders of the new notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

As of March 31, 2013, we had outstanding approximately $7.2 billion of unsubordinated indebtedness ranking equally in right of payment with the new notes, excluding indebtedness of subsidiaries. As of March 31, 2013, our subsidiaries had $80 million of indebtedness outstanding. The indenture does not limit the amount of indebtedness we or our subsidiaries may incur.

Additional Notes

We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue an unlimited principal amount of additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the initial offering price, the initial interest accrual date and, if applicable, the initial interest payment date. Any additional notes having such similar terms, together with the new notes, will constitute a single series of securities under the indenture. Any of these additional notes may be issued by us for less consideration than we will receive for new notes in the exchange offer.

Denominations

The new notes will be issued in fully registered form in denominations of $1,000 and whole multiples of $1,000. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

No Sinking Fund

The new notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

The new notes will be redeemable as a whole or in part, in multiples of $1,000 principal amount, at our option, at any time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of such new notes, and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the new notes discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) for the new notes, plus 20 basis points.

In either case, the redemption price will also include any accrued and unpaid interest on the new notes to the date of redemption. The independent investment banker (as defined below) will calculate the redemption price.

“Treasury rate” means, on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue (as defined below), assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price (as defined below) for the redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the independent investment banker as having a maturity comparable to the remaining term of the new notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of the new notes.

“Comparable treasury price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for

U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (b) if the trustee obtains fewer than three such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means one of the reference treasury dealers appointed by the trustee after consultation with us.

“Reference treasury dealer” means Goldman, Sachs & Co., UBS Securities LLC and one other primary U.S. Government securities dealer in the United States selected by us, and each of their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we shall replace that former primary treasury dealer with another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer for any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

We will mail notice of any redemption at least 20 days but not more than 60 days before the redemption date to each holder of the new notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date, interest will cease to accrue on the new notes or portions of the new notes called for redemption.

In the case of a partial redemption, selection of the new notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Certain Covenants

Under the indenture, we will agree to:

•	pay the principal, interest and any premium on the new notes when due;

•	maintain a place of payment; and

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture.

The indenture restricts our ability and the ability of our restricted subsidiaries, as defined below, to encumber assets that are defined in the indenture as restricted property. If we, or any restricted subsidiary, pledge or mortgage any of our restricted property to secure any debt, then we will, unless an exception applies, pledge or mortgage the same property to or for the benefit of the trustee to secure the new notes equally and ratably for as long as such debt is secured by such property.

This restriction will not apply in certain situations. Assets may be encumbered if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. Assets also may be encumbered if the sum of the following does not exceed 10% of our consolidated net tangible assets:

•	the amount of debt secured by such assets, plus

•	the total amount of other secured debt on restricted property, excluding debt that is secured by a permitted lien and excluding debt secured by a lien on the date of the indenture, plus

•	the total amount of attributable debt in respect of certain sale-leaseback transactions.

Permitted liens include:

•	liens that equally and ratably secure the new notes;

•	liens on a corporation’s property, stock or debt at the time it becomes a restricted subsidiary;

•	liens on property at the time we or a restricted subsidiary acquires the property, provided that no such lien extends to any of our other property or any other property of a restricted subsidiary;

•	liens securing payment of a property’s purchase price or to secure debt incurred within one year after the property’s acquisition for the purpose of financing the purchase price;

•	liens securing debt owed by a restricted subsidiary to us or another restricted subsidiary;

•

liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

•	liens in favor of any customer to secure payments or performance pursuant to any contract or statute, any related indebtedness, or debt guaranteed by a government or governmental authority;

•

liens arising pursuant to any order of attachment, distraint or similar legal process so long as the execution or other enforcement is effectively stayed and the claims secured are being contested in good faith by appropriate proceedings;

•	materialmen’s, suppliers’, tax or similar liens arising in the ordinary course of business for sums not overdue or which are being contested in good faith by appropriate proceedings; and

•

any renewal, extension or replacement for any lien permitted by one of the exceptions described above or a lien existing on the date that the new notes are first issued, provided that the renewal, extension, or replacement is limited to all or any part of the same property subject to the existing lien.

Except in certain circumstances, the indenture also restricts our ability and the ability of our restricted subsidiaries to enter into sale-leaseback transactions, as defined below. The indenture will not otherwise limit our ability to incur additional debt.

The following are summaries of definitions for certain terms we have just used. For the full definition of these terms, you should refer to the indenture.

“Attributable debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles.

“Consolidated net tangible assets” means our total assets, including the assets of our subsidiaries, as reflected in our most recent balance sheet, less current liabilities, goodwill, patents and trademarks.

“Principal property” means, with certain exceptions, any manufacturing facility located in the United States and owned by us or by one or more restricted subsidiaries and which has, as of the date the lien is incurred, a net book value, after deduction of depreciation and similar charges, greater than 3% of consolidated net tangible assets, or any manufacturing facility or other property declared to be a principal property by our chief executive officer or chief financial officer by delivery of a certificate to that effect to the trustee. We have very few, if any, principal properties at any given time.

“Restricted property” means any principal property, any debt of a restricted subsidiary owned by us or a restricted subsidiary on the date the new notes are first issued or secured by a principal property or any shares of our stock or the stock of a restricted subsidiary owned by us or one of our restricted subsidiaries.

“Restricted subsidiary” means one of our subsidiaries that has substantially all of its assets located in, or carries on substantially all of its business in, the United States and that owns a principal property, except that a subsidiary shall not be a restricted subsidiary if its shares are registered with the SEC or if it is required to file periodic reports with the SEC.

“Sale-leaseback transaction” means, subject to certain exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person.

Consolidation, Merger or Sale

The indenture prohibits us from consolidating with or merging into another corporation, or transferring all or substantially all of our assets to another corporation unless:

•	the successor corporation (which need not be a U.S. corporation) assumes all of our obligations under the notes and the indenture;

•

immediately after giving effect to the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and a legal opinion confirming that we have complied with the indenture.

If we enter into such transaction and comply with these provisions, our obligations under the new notes and the indenture will terminate.

Events of Default

The following are events of default under the indenture:

•	failure for 30 days to pay interest on any note when due;

•	failure to pay the principal on any note when due and payable at maturity, upon redemption or otherwise;

•	failure to perform any other covenant in the indenture that continues for 90 days after we have been given written notice of such failure; or

•	certain events in bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the notes of any default, except a payment default, if it considers such action to be in the holders’ interests.

If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the notes, may declare the entire principal of, and any premium or accrued interest on, all the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the new notes can void the acceleration of payment.

The indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of the notes have the right to direct any proceeding, remedy, or power available to the trustee with respect to the new notes.

Changes to the Indenture

Holders who own more than 50% in principal amount of the notes can agree with us to change the provisions of the indenture. However, no change can affect the payment terms or the percentage required to change other terms without the consent of all holders of the notes.

We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect your interests, including to provide for the issuance of additional notes, without the consent of any holder of the notes.

Defeasance and Discharge Provisions

We may defease certain of our obligations with respect to the new notes or discharge our obligations with respect to the new notes by irrevocably depositing with the trustee, in trust, cash or government securities sufficient to pay all sums due on the new notes. The establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel, who may be counsel to Lockheed Martin, to the effect that, based on applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, the defeasance or discharge, as the case may be, will not be deemed, or result in, a taxable event with respect to the holders of the new notes.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. We conduct other banking transactions with the trustee and its affiliates in the ordinary course of our business.

We can remove the trustee in respect of the new notes in certain circumstances, including if the trustee ceases to be eligible to serve as trustee under the indenture and fails to resign following written request or is adjudged to be bankrupt or insolvent. The holders of a majority of the principal amount of the new notes may also remove the trustee. The indenture prescribes procedures by which the trustee will be replaced, in the event of its removal.

No Listing

We do not intend to apply to list the new notes of any securities exchange or to have the new notes quoted on any automated quotation system.

Form, Denomination and Registration of Notes

The new notes will be issued in registered, global form, without interest coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Governing Law

The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of Maryland.

BOOK-ENTRY DEBT SECURITIES

Global Notes

We will issue the new notes in the form of one or more global notes in book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. Each beneficial interest in a global note is referred to as a book-entry interest.

The book-entry interests will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the U.S.) or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. The book-entry interests will be held in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, holders of book-entry interests will not be considered the owners or “holders” of notes for any purpose.

So long as the notes are held in global form, DTC (or its nominee), will be considered the sole holder of the global notes for all purposes under the indenture. In addition, participants must rely on the procedures of DTC, and indirect participants must rely on the procedures of DTC and the participants through which they own book-entry interests to transfer their interests or to exercise any rights of holders under the indenture.

Payments on Global Notes

Payments of any amounts owing in respect of the global notes (including principal, premium, if any, and interest) will be made by Lockheed Martin to DTC or its nominee, which will distribute such payments to participants in accordance with their procedures.

Lockheed Martin expects that DTC (or its nominee), upon receipt of any payment of principal or any premium or interest in respect of a global note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective book-entry interests in the principal amount of the global notes, as shown on the records of DTC (or its nominee).

Lockheed Martin also expects that payments by participants to owners of book-entry interests held through those participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

Under the terms of the indenture, Lockheed Martin and the trustee will treat DTC (or its nominee), as the owner of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of Lockheed Martin, the trustee or any agent of Lockheed Martin or the trustee has or will have any responsibility or liability for:

(1) any aspect of the records of DTC or any participant or indirect participant relating to or payments made on account of a book-entry interest or for maintaining, supervising or reviewing the records of DTC or any participant or indirect participant relating to or payments made on account of a book-entry interest, or

(2) DTC or any participant or indirect participant.

Action by Owners of Book-Entry Interests

DTC has advised Lockheed Martin that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account or accounts the book-entry interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global notes. However, if there is an event of default under the new notes, DTC (or its nominee) will exchange the applicable global note for definitive new notes in registered form, which it will distribute to its participants. See “—Definitive Registered Notes.”

Transfers

Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the indenture.

Definitive Registered Notes

Under the terms of the indenture, owners of the book-entry interests will receive definitive registered notes, only if:

(1) DTC notifies Lockheed Martin that it is unwilling or unable to continue to act as a depository for the global notes, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by Lockheed Martin within 90 days; or

(2) DTC so requests following an event of default under the indenture; or

(3) Lockheed Martin in its discretion, subject to DTC’s procedures, at any time determines not to have all of the new notes represented by one or more global notes.

In the case of the issuance of definitive registered notes, the holder of a definitive registered note may transfer such note by surrendering it to the registrar or a transfer agent. In the event of a partial transfer or a partial redemption of a holding of definitive registered notes represented by one definitive registered note, a definitive registered note shall be issued to the transferee in respect of the part transferred and a new definitive registered note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that definitive registered notes shall be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The cost of preparing, printing, packaging and delivering the definitive registered notes shall be borne by Lockheed Martin.

Lockheed Martin shall not be required to register the transfer or exchange of definitive registered notes for a period of 15 calendar days preceding the record date for any payment of interest on the new notes. Also, Lockheed Martin is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any definitive registered note, the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. Lockheed Martin may require a holder to pay any taxes and fees required by law and permitted by the indenture and the new notes.

If definitive registered notes are issued and a holder thereof claims that such definitive registered notes have been lost, destroyed or wrongfully taken or if such definitive registered note is mutilated and is surrendered to the registrar or at the office of a transfer agent, Lockheed Martin shall issue, and the trustee shall authenticate, a replacement definitive registered note if the trustee’s and Lockheed Martin’s requirements are met. The trustee or Lockheed Martin may require a holder requesting replacement of a definitive registered note to furnish an indemnity bond sufficient in the judgment of both to protect Lockheed Martin, the trustee or the paying agent appointed pursuant to the indenture from any loss which any of them may suffer if a definitive registered note is replaced. Lockheed Martin may charge for its expenses in replacing a definitive registered note.

In case any such mutilated, destroyed, lost or stolen definitive registered note has become or is about to become due and payable, or is about to be redeemed or purchased by Lockheed Martin pursuant to the provisions of the indenture, Lockheed Martin in its discretion may, instead of issuing a new definitive registered note, pay, redeem or purchase such definitive registered note, as the case may be.

Definitive registered notes may be transferred and exchanged for book-entry interests in a global note only in accordance with the indenture.

Information Concerning DTC, Euroclear and Clearstream

Lockheed Martin understands as follows with respect to DTC, Euroclear and Clearstream:

DTC

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its direct participants and to facilitate the clearance and settlement of securities transactions among its direct participants. It does this through electronic book-entry changes in the accounts of its direct participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. DTC’s direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis, without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants. Distributions with respect to each series of debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participant organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly. Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Global Clearance and Settlement Under the Book-Entry System

Subject to compliance with any transfer restrictions applicable to the global notes, cross-market transfers between participants in DTC, on the one hand, and Euroclear participants or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of each of Euroclear or Clearstream by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to DTC.

Because of time zone differences, the securities account of a Euroclear participant or a Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear participant or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Lockheed Martin, the trustee or the paying agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. We cannot assure you that the IRS will not challenge one or more of the tax considerations described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences described herein. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.

Exchange of Notes

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of a new note;

•	the holding period of the new note will include the holding period of the old note; and

•	the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

In any event, persons considering the exchange of old notes for new notes are encouraged to consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

We believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof without compliance with the registration and prospectus delivery requirements of the Securities Act as long as (i) such holder is acquiring the new notes in the ordinary course of its business, (ii) such holder is not participating and does not intend to participate in a distribution of the new notes, (iii) such holder has no arrangement or understanding with any person, including us or any of our affiliates, to participate in a distribution of the new notes, (iv) such holder is not our affiliate, (v) if such holder is a broker-dealer such holder acquired the old notes as a result of market-making activities or other trading activities and not directly from us for its own account in the initial offering of the old notes, and (vi) if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then it may be a statutory underwriter and shall deliver a prospectus in connection with any resale of such new notes. If such holder is participating in the exchange offer for the purpose of distributing the new notes to be acquired in the exchange offer such holder must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a resale of the new notes. If such holder fails to comply with these requirements, such holder may incur liabilities under the Securities Act, and we will not indemnify such holder for such liabilities.

In addition, in connection with any resales of the new notes, exchanging broker-dealers that receive new notes for their own account pursuant to this exchange offer must deliver a prospectus meeting the requirements of the Securities Act. Exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with the prospectus contained in the exchange offer registration statement. As a result, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this 180-day period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer (other than the expenses of counsel for the holders of the old notes) and commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Lockheed Martin Corporation for the quarters ended March 31, 2013 and March 25, 2012, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 24, 2013, included in Lockheed Martin Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

LOCKHEED MARTIN CORPORATION

Offer to Exchange up to $1,336,384,000 in Principal Amount of 4.07% Notes

due 2042, Series B (CUSIP No. 539830 BB4)

that have been registered under the Securities Act of 1933

for

any and all outstanding 4.07% Notes due 2042

(CUSIP Nos. 539830 BA6 and U5400E AC5)

that have not been registered under the Securities Act of 1933

The Exchange Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By Mail:	By Hand and Overnight Courier:

65 Broadway—Suite 404	65 Broadway—Suite 404
New York, NY 10006	New York, NY 10006

By Facsimile (for eligible institutions only):	Confirm by Telephone:
(212) 430-3775	(212) 430-3774
(866) 795-2200 (toll free)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation or its stockholders for money damages, except in certain specified circumstances. Unless limited by a corporation’s charter, indemnification is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding by reason of his or her service as a director, unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of competent jurisdiction.

Article XI of the charter of Lockheed Martin limits the liability of directors and officers to the maximum extent permitted by Maryland law. Article XI of the charter of Lockheed Martin also authorizes Lockheed Martin to adopt by-laws or resolutions to provide for the indemnification of directors and officers. Article VI of the Bylaws of Lockheed Martin provides for the indemnification of the Lockheed Martin’s directors and officers to the fullest extent permitted by the Maryland General Corporation Law. In addition, Lockheed Martin’s directors and officers are covered by certain insurance policies maintained by Lockheed Martin.

In addition, Lockheed Martin has entered into indemnification agreements with its directors. The indemnification agreements require Lockheed Martin to indemnify a director and to advance expenses on behalf of such director to the fullest extent permitted by Maryland law if the director furnishes Lockheed Martin with a written affirmation of the director’s good faith belief that the standard of conduct necessary for indemnification by Lockheed Martin has been met and a written undertaking to reimburse Lockheed Martin if a court of competent jurisdiction determines that the director is not entitled to indemnification. The agreements are in addition to other rights to which a director may be entitled under Lockheed Martin’s charter, bylaws and Maryland law.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

4.1	Indenture dated as of December 14, 2012 between Lockheed Martin Corporation and U.S. Bank National Association, as trustee, relating to the notes (incorporated by reference to Exhibit 99.1 of Lockheed Martin’s Current Report on Form 8-K filed with the SEC on December 17, 2012).

4.2*	Registration Rights Agreement dated as of December 14, 2012 among Lockheed Martin Corporation and the purchasers named therein relating to the exchange offer for 4.07% Notes due 2042.

4.3*	Form of Note relating to new notes (included as Exhibit A in Exhibit 4.1).

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the new notes.

12.1	Computation of Ratio of Earnings from Continuing Operations to Fixed Charges.

15.1	Acknowledgment of Ernst & Young LLP.

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney.

25.1*	Statement of Eligibility of Trustee on Form T-1 with respect to the Indenture for the new notes.

99.1*	Form of Letter of Transmittal for old 4.07% Notes due 2042.

99.2*	Form of Letter to Registered Holders and DTC Participants.

99.3*	Form of Instructions to Registered Holders from Beneficial Owner.

99.4*	Form of Letter to Clients.

*	Previously filed

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bethesda, State of Maryland on April 24, 2013.

LOCKHEED MARTIN CORPORATION

/s/ Stephen M. Piper
Name:	Stephen M. Piper
Title:	Vice President and Associate General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Marillyn A. Hewson	Chief Executive Officer and President (Principal Executive Officer), Director	April 24, 2013

* Bruce L. Tanner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 24, 2013

* Christopher J. Gregoire	Vice President and Controller (Principal Accounting Officer)	April 24, 2013

* Robert J. Stevens	Executive Chairman of the Board and Strategic Advisor to the Chief Executive Officer, Director	April 24, 2013

* Nolan D. Archibald	Director	April 24, 2013

* Rosalind G. Brewer	Director	April 24, 2013

* David B. Burritt	Director	April 24, 2013

* James O. Ellis, Jr.	Director	April 24, 2013

* Thomas J. Falk	Director	April 24, 2013

* Gwendolyn S. King	Director	April 24, 2013

* James M. Loy	Director	April 24, 2013

* Douglas H. McCorkindale	Director	April 24, 2013

* Joseph W. Ralston	Director	April 24, 2013

* Anne Stevens	Director	April 24, 2013

*By:	/s/ Stephen M. Piper
Stephen M. Piper
(Attorney-in-fact**)

**	By authority of Powers of Attorney filed with this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of December 14, 2012 between Lockheed Martin Corporation and U.S. Bank National Association, as trustee, relating to the notes (incorporated by reference to Exhibit 99.1 of Lockheed Martin’s Current Report on Form 8-K filed with the SEC on December 17, 2012).

4.2*	Registration Rights Agreement dated as of December 14, 2012 among Lockheed Martin Corporation and the purchasers named therein relating to the exchange offer for 4.07% Notes due 2042.

4.3*	Form of Note relating to new notes (included as Exhibit A in Exhibit 4.1).

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the new notes.

12.1	Computation of Ratio of Earnings from Continuing Operations to Fixed Charges.

15.1	Acknowledgment of Ernst & Young LLP.

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney.

25.1*	Statement of Eligibility of Trustee on Form T-1 with respect to the Indenture for the new notes.

99.1*	Form of Letter of Transmittal for old 4.07% Notes due 2042.

99.2*	Form of Letter to Registered Holders and DTC Participants.

99.3*	Form of Instructions to Registered Holders from Beneficial Owner.

99.4*	Form of Letter to Clients.

*	Previously filed